Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statements on Forms S-8 Nos. 333-110479, 333-112587, 333-114546, 333-121234, 333-143004 and 333-144820 and Form S-3 Nos. 333-119795, 333-131085 and 333-153596 of CapTerra Financial Group, Inc. of our report dated November 12, 2010 relating to our audit of the consolidated financial statements, which appears in this Current Report on Form 8-K of Nexcore Group LP as of and for the year ended December 31, 2009.
Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
November 12, 2010